Exhibit 10.2

H. John Riley, Jr. Chairman of The Compensation and Succession Committee

April 15, 2008

Edward M. Liddy

Chairman

The Allstate Corporation

Dear Ed,

This letter is to document the compensation and perquisites that will be provided to you following your retirement on April 30, 2008, that were approved by the Board on April 15, 2008.

The Corporation will provide you with the following perquisites or will reimburse you for the reasonable expenses in obtaining the following for a period of ten years from the date of your retirement unless noted otherwise below:

1)              Office, secretary, and office equipment, including computers and phones;

2)              Tax preparation services for tax years through 2010 on the same terms available to senior officers of Allstate Insurance Company (“AIC”);

3)              An annual physical examination provided under the terms of any executive physical examination program made available to senior officers of AIC;

4)              Use on a second priority basis of ground transportation services using vehicles owned or leased by AIC and operated by AIC employees for attendance at civic-related events;

5)              Access to corporate travel and meeting planning services used by AIC for reservations;

6)              Use of AIC’s Glen Club membership for a period of ten years from your retirement date as long as AIC maintains a membership; you will be responsible for paying, and the Corporation will not reimburse you for, any charges or fees related to your actual use of the Glen Club; and

7)              Use of the 1953 Allstate Coupe from May 1 through September 30 of each year for a period of five years from the date of your retirement.

Allstate will reimburse you for the taxes associated with the cost of your office, secretary, and office equipment, but will not provide any other tax reimbursement.

The reimbursement of any expenses described above shall be provided not later than the end of the calendar year following the calendar year in which the expense was incurred.  In addition, the amount of any expense eligible for reimbursement, or in-kind benefit provided, during any calendar year shall not affect the amount of such expense eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year.  Lastly, the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

To the extent applicable, it is the Board’s intention that the provision of such perquisites and the reimbursement of such expenses are intended to comply with the requirements of Internal Revenue Code section 409A (including any applicable regulations and guidance thereunder).

With regard to compensation, your salary, and long-term cash incentive awards for the 2007-2009 and 2008-2010 performance cycles will be prorated based on your retirement date of April 30, 2008.  The long-term cash incentive award for the 2006-2008 cycle will not be prorated.  All awards will be paid at the time all awards are paid for that particular cycle and calculated based on actual results.

If you have any questions regarding this letter, please contact me.

Sincerely,

/s/ H. John Riley, Jr.

H. John Riley, Jr.